Exhibit 99.1

Bowne & Co., Inc. 55 Water Street New York, NY 10041 (212) 924-5500 Fax: (212) 658-5871

NEWS RELEASE

Investor Relations Contact:	Media Contact:
William J. Coote	Pamela Blum
VP & Treasurer	Manager, Corporate Communications
212-658-5858	212-658-5884
bill.coote@bowne.com	pamela.blum@bowne.com
FOR IMMEDIATE RELEASE
BOWNE & CO. REPORTS OUTSTANDING 2007 RESULTS
Earnings per Share from Continuing Operations of $0.90 vs. $0.39 in 2006
NEW YORK, March 12, 2008 — Bowne & Co., Inc. (NYSE: BNE), a global leader in shareholder and marketing communications services, today announced strong operating results for 2007.
For the year ended December 31, 2007, revenue was $850.6 million, up $16.9 million from $833.7 million in 2006. Gross margin improved to 37.5% from 34.8% and segment profit increased 29.7%, or $16.2 million, to $70.6 million in 2007 compared to 2006. Income from continuing operations increased to $27.3 million from $12.2 million in 2006, with resulting diluted earnings per share increasing to $0.90 from $0.39 in 2006.
For the fourth quarter, revenue increased to $194.7 million from $191.4 million. Gross margin improved to 38.0% from 34.7% and segment profit increased 45.4%, or $3.6 million to $11.4 million in 2007 from $7.9 million in 2006. Diluted earnings per share from continuing operations remained constant at $0.01 for both 2007 and 2006.
Full year 2007 pro forma earnings from continuing operations of $31.7 million increased 41.1%, or $9.2 million, from 2006, resulting in diluted earnings per share of $1.03 compared to $0.70 in 2006. Fourth quarter pro forma diluted earnings per share from continuing operations were $0.08 in 2007 versus $0.06 in 2006. (See page 9, Pro Forma Supplemental Income Information for a reconciliation of these non-GAAP financial measures to our Condensed Consolidated Statements of Operations.)
David J. Shea, Chairman and Chief Executive Officer, said, “2007 was a year of strong operating performance and we effectively positioned the Company for future growth. Since 2006, we have successfully implemented our strategic vision by introducing new products and services, completing several strategic acquisitions and continuing to grow our non-transactional revenue. During this two-year period of growth, we have also streamlined and automated many processes thereby improving efficiencies while reducing costs.”
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William P. Penders, President of Bowne said, “Client demand for more of our services increasingly overlaps; the technology serving them and the marketing and channel requirements for reaching them are virtually identical. Last year, we announced several significant changes to our organizational structure and manufacturing capabilities to consolidate our operations into a unified model that supports our ability to market and deliver our full range of services.”
Financial Communications: For the 2007 full year, revenue increased $23.2 million, or 3.3% to $729.1 million, segment profit of $120.3 million increased 17.5%, or $17.9 million, and segment profit margin increased to 16.5% from 14.5% in 2006. Transactional revenue increased 2% to $304.4 million — the highest level since 2000; non-transactional revenue grew $17.1 million or 4.2%.
Financial Communications reported 2007 fourth quarter revenue of $160.2 million, consistent with 2006. Transactional revenue of $86.8 million – the strongest fourth quarter since 2000 – increased $1.5 million from the 2006 fourth quarter. Non-transactional revenue decreased $1.6 million from the fourth quarter of 2006, primarily the result of work lost due to mergers. Segment profit for the quarter increased to $22.8 million from $17.7 million in 2006, with segment profit margin increasing to 14.2% from 11.0% in 2006.
Gross profit increased $28.2 million and $7.6 million for the year and fourth quarter periods ended December 31, 2007, respectively, from the comparable 2006 periods. As a percentage of sales, gross margin increased to 38.6% and 39.7% for the year and fourth quarter periods ended December 31, 2007, respectively, from 35.9% and 34.9% for the comparable 2006 periods.
Marketing & Business Communications (MBC): MBC reported revenue of $121.5 and $34.5 million for the 2007 full year and fourth quarter, respectively. Both periods include revenue of $4.8 million from the November 2007 acquisition of Alliance Data Mail Services (ADMS). The 2006 year-to-date results include approximately $11.6 million of non-recurring revenue including revenue related to the initial rollout of the Medicare Part D open enrollment program and revenue from Vestcom’s retail customers that transferred back to Vestcom as part of our transitions services agreement.
The gross margin percentage for the years ended December 31, 2007 and 2006 were 15.2% and 14.5%, respectively, due to improved operating efficiencies and the reduction of costs as a result of the consolidation of production facilities.
For the 2007 full-year, segment profit of $200,000 improved from a loss of $600,000 in 2006, with a fourth quarter segment loss of $100,000 compared to a profit of $700,000 in the comparable 2006 quarter. Both the 2007 fourth quarter and year-to-date periods include a loss of $800,000 related to the operations of ADMS since its acquisition in November 2007. Management expects ADMS to make a positive contribution to segment profit in 2008 as a result of approximately $10.0 million of annualized synergies from the consolidation of manufacturing facilities and back office operations.
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Balance Sheet and Cash Flow: For the year ended December 31, 2007, cash and marketable securities increased $18.1 million from December 31, 2006. The Company had net cash provided by operating activities of $98.4 million for the year ending December 31, 2007 as compared to $3.6 million for the year ending December 31, 2006. This $95 million increase was primarily driven by the improvement in operating results and by the reduction in accounts receivable resulting from higher collections of receivables during 2007 and as a result of improved billing and collection efforts.
Accounts receivable decreased approximately $18.7 million from December 2006 principally due to lower days sales outstanding. Days sales outstanding improved 10 days to 62 days in December 2007 from 72 days in December 2006. Financial Communications work-in-process inventory was $15.5 million at December 31, 2007 compared to $18.7 million at December 31, 2006. The Company had no borrowings outstanding under its $150 million five-year senior, unsecured revolving credit facility as of December 31, 2007.
Share Repurchase Program: The share repurchase authorization was completed in 2007. From December 2004, the inception of the Company’s share repurchase program, through December 31, 2007, Bowne spent $196.3 million to repurchase 12.9 million shares. In 2007, the Company spent $51.7 million repurchasing 3.1 million shares at an average price per share of $16.52, of which approximately 700,000 shares were purchased in the fourth quarter. Total shares outstanding as of February 29, 2008 were 26,307,627.
About Bowne & Co., Inc.
Bowne & Co., Inc. (NYSE: BNE) provides shareholder and marketing communications services around the world. Dealmakers rely on Bowne to handle critical transactional communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,400 employees in 60 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.
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Business Outlook
The Company notes that forward-looking statements of future performance in the following statements and certain statements made elsewhere in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the Company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets, and excludes the impact from future share purchases, if any. Except for the impact of ten months of results from the acquisition of GCom2 Solutions Inc., which was completed on February 29, 2008, the Outlook does not reflect any additional acquisitions.

(in millions, except share amounts)	2007 Actual		2008 Outlook(1)
Revenue:	$850.6		$845 to $920
Transactional	$304.4		$245 to $275
Non-transactional	$546.2		$600 to $645
Segment Profit (2)	$70.6		$70 to $100
Integration, restructuring and impairment charges	$17.0		$7 to $10
Depreciation and amortization	$28.8		$29 to $31
Interest expense	$5.4		$6 to $6.5(3)
Diluted E.P.S. from continuing operations	$0.90	(4)	$0.70 to $1.25
Diluted E.P.S. from continuing operations-pro forma (5)	$1.03		$0.88 to $1.43
Diluted shares (6)	33.0		32.4
Capital expenditures	$20.8	(7)	$19 to $21

(1)	Includes the full-year estimated results of the November 2007 acquisition of Alliance Data Mail Services and ten months of results from the acquisition of GCom[2] Solutions Inc., which was completed on February 29, 2008.

(2)	2007 and 2008 includes integration, restructuring and asset impairment charges and non-cash stock compensation expense under LTEIP. 2007 also includes the $9.2 million gain on sale of equity investment, and the $1.7 million curtailment gain on a Canadian post retirement plan.

(3)	Assumes that the Convertible Subordinated Debt ($75 million) which has a put/call date of October 1, 2008, will remain in place for all of 2008, or if put by the Note Holders, will be replaced with a similar facility.

(4)	Includes the benefits from the gain on sale of equity investment, the Canadian post retirement benefit plan curtailment gain, and the tax benefit associated with tax refunds and related reduction of tax liability.

(5)	Pro forma has been adjusted to exclude the charges and benefits detailed in Note 2 above and, in 2007 a $6.3 million tax benefit related to the settlement of audits for our 2001-2004 federal income tax returns.

(6)	Includes the impact of the potential dilution from the Convertible Subordinated Debt (4,058,445 shares). At February 29, 2008, 26.3 million shares were outstanding. In addition, another 2.0 million shares from the potential dilutive effect of stock options and deferred stock units is assumed. Net income used in the calculation of diluted earnings per share has been adjusted to reflect the addition of $2.3 million of interest expense, net of tax, related to the Convertible Debt.

(7)	Includes non-recurring capital expenditures of approximately $4.4 million.
Bowne & Co., Inc. will hold its earnings conference call to review its 2007 results on Thursday, March 13, 2008, at 11 a.m. Eastern Time. To join the Webcast, log on to http://www.bowne.com. To access the call via telephone, please dial (877) 407-0778 (domestic) or (201) 689-8565 (international), conference ID # 277222.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations

	For the Periods Ended December 31,
	Quarter		Year-to-Date
(in thousands, except per share information)	2007	2006	2007	2006
Revenue	$194,719	$191,362	$850,617	$833,734
Expenses:
Cost of revenue	(120,819)	(125,035)	(531,230)	(543,502)
Selling and administrative[1]	(67,708)	(57,353)	(242,118)	(224,011)
Depreciation	(7,216)	(6,585)	(27,205)	(25,397)
Amortization	(434)	(124)	(1,638)	(534)
Restructuring, integration and asset impairment charges[2]	(4,847)	(1,994)	(17,001)	(14,159)
Purchased in-process research and development	—	—	—	(958)

	(201,024)	(191,091)	(819,192)	(808,561)

Operating (loss) income	(6,305)	271	31,425	25,173
Interest expense	(1,390)	(1,397)	(5,433)	(5,477)
Gain on sale of equity investment	9,210	—	9,210	—
Other income, net	863	871	1,127	3,340

Income (loss) from continuing operations before income taxes	2,378	(255)	36,329	23,036
Income tax (expense) benefit[3]	(2,016)	430	(9,002)	(10,800)

Income from continuing operations	362	175	27,327	12,236
Net (loss) income from discontinued operations	(438)	2,059	(223)	(14,004)

Net (loss) income	$(76)	$2,234	$27,104	$(1,768)

Earnings per share from continuing operations:
Basic	$0.01	$0.01	$0.97	$0.39
Diluted	$0.01	$0.01	$0.90	$0.39
(Loss) earnings per share from discontinued operations:
Basic	$(0.01)	$0.07	$(0.01)	$(0.45)
Diluted	$(0.01)	$0.06	$(0.01)	$(0.45)
Total earnings (loss) per share:
Basic	$0.00	$0.08	$0.96	$(0.06)
Diluted	$0.00	$0.07	$0.89	$(0.06)
Weighted-average shares outstanding:
Basic	27,166	29,487	28,161	31,143
Diluted[4]	28,050	29,954	33,041	31,451

Dividends per share	$0.055	$0.055	$0.22	$0.22

[1]	2007 includes the impact of non-cash stock compensation expenses related to the Company’s LTEIP of $8.9 and $11.2 million for the quarter and year-to-date, respectively as compared to $0.7 million and $1.5 million in the comparable 2006 periods.

[2]	2007 quarter includes $3.0 million for asset impairment charges and $0.8 million for facility consolidation. 2007 year-to-date includes $1.5 million for the integration of the January 2007 acquisition of St Ives Financial, $9.2 million for the consolidation of leased space and manufacturing facilities, and $3.1 million for staff and facility reductions. 2006 includes charges of $1.3 million for the quarter and $10.1 million year-to-date for the integration of the Marketing & Business Communications division of Vestcom International.

[3]	In 2007, the Company recorded a tax benefit of $6.3 million for the year-to-date period related to the settlement of audits of our 2001-2004 federal income tax returns.

[4]	Includes the potential dilution from the Convertible Subordinated Debt of 4,058,445 shares for the year ended December 31, 2007. In addition, net income used in the calculation of diluted earnings per share has been adjusted to reflect the addition of interest expense, net of tax, related to the Convertible Debt. These shares are not included in the diluted share count for the other periods since the effect would be anti-dilutive.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	Dec. 31,		Dec. 31,
(in thousands)	2007		2006
Assets
Cash and cash equivalents	$64,941		$42,986
Marketable securities	38,805		42,628
Accounts receivable, net	134,489		153,169
Inventories	28,789		25,591
Prepaid expenses and other current assets	43,198		33,917

Total current assets	310,222		298,291

Property, plant and equipment, net	121,848		132,784
Goodwill and other intangibles, net	45,451		37,625
Other assets	31,896		47,543

Total assets	$509,417		$516,243

Liabilities and Stockholders’ Equity
Current portion of long-term debt and short-term borrowings	$75,923	[1]	$1,017
Accounts payable and accrued liabilities	125,350		127,510

Total current liabilities	201,273		128,527

Long-term debt	1,835		76,492	[1]
Deferred employee compensation	36,808		52,509
Deferred rent and other	19,022		23,480
Stockholders’ equity	250,479		235,235

Total liabilities and stockholders’ equity	$509,417		$516,243

[1]	As a result of the redemption/repurchase features of the Company’s $75 million Convertible Subordinated Debentures in October 2008, this debt is classified as current debt as of December 31, 2007, compared to a long-term debt classification as of December 31, 2006.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2007	2006
Cash flows from operating activities:
Net income (loss)	$27,104	$(1,768)
Net loss from discontinued operations	223	14,004
Depreciation and amortization	28,843	25,931
Purchased in-process research and development	—	958
Asset impairment charges	6,588	2,550
Changes in assets and liabilities, net of acquisitions, discontinued operations and certain non-cash transactions	39,716	(35,766)

Net cash used in operating activities of discontinued operations	(4,075)	(2,335)

Net cash provided by operating activities	98,399	3,574

Cash flows from investing activities:
Purchase of property, plant and equipment	(20,756)	(28,668)
Purchase of marketable securities	(57,400)	(61,100)
Proceeds from the sale of marketable securities and other	61,200	109,314
Proceeds from the sale of fixed assets	222	248
Proceeds from the sale of subsidiaries	—	6,738
Acquisition of businesses, net of cash acquired	(25,791)	(32,923)
Proceeds from sale of equity investment	10,817	—

Net cash provided by investing activities of discontinued operations	1,484	12,519

Net cash (used in) provided by investing activities	(30,224)	6,128

Cash flows from financing activities:
Net payments of debt and capital lease obligations	(948)	(821)
Proceeds from stock options exercised	11,714	12,533
Payment of dividends	(6,083)	(6,680)
Purchase of treasury stock	(51,749)	(68,558)
Other	846	71

Net cash used in financing activities of discontinued operations	—	(100)

Net cash used in financing activities	(46,220)	(63,555)

Net increase (decrease) in cash and cash equivalents	$21,955	$(53,853)

Cash and Cash Equivalents—beginning of period	42,986	96,839

Cash and Cash Equivalents—end of period	$64,941	$42,986

BOWNE & CO., INC.
(NYSE: BNE)
Segment Information
Information regarding the operations of each business segment is set forth below. Performance is evaluated based on several factors, of which the primary financial measure is segment profit. Segment profit is defined as gross margin (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of interest, income taxes, depreciation, amortization, certain shared corporate expenses, restructuring, integration and asset impairment charges, purchased in-process research and development, other expenses and other income. Segment profit is measured because management believes that such information is useful in evaluating the results of certain segments relative to other entities that operate within these industries and to its affiliated segments. Therefore, this information is presented in order to reconcile to income from continuing operations before income taxes. The Corporate/Other category includes (i) corporate expenses for shared administrative, legal, finance and other support services which are not directly attributable to the operating segments, (ii) stock-based compensation and supplemental retirement plan expenses which are not directly attributable to the segments (iii) restructuring, integration and asset impairment charges, (iv) gains (losses), and other (expenses) income and (v) purchased in-process research and development

	For The Periods Ended Dec. 30,
	Quarter		Year-to-Date
(in thousands)	2007	2006	2007	2006
Revenues:
Financial Communications	$160,185	$160,286	$729,125	$705,941
Marketing & Business Communications [1]	34,534	31,076	121,492	127,793

	$194,719	$191,362	$850,617	$833,734

Segment Profit/(Loss):
Financial Communications	$22,752	$17,688	$120,296	$102,401
Marketing & Business Communications [1]	(58)	749	190	(640)
Corporate/Other (see detail below)	(11,276)	(10,586)	(49,881)	(47,317)

	11,418	7,851	70,605	54,444

Depreciation	(7,216)	(6,585)	(27,205)	(25,397)
Amortization	(434)	(124)	(1,638)	(534)
Interest expense	(1,390)	(1,397)	(5,433)	(5,477)

Income(loss) from continuing operations before income taxes	$2,378	$(255)	$36,329	$23,036

Corporate/Other (by type):
Shared corporate expenses	$(7,611)	$(8,782)	$(31,979)	$(34,079)
Non-cash stock compensation — LTEIP expense	(8,891)	(681)	(11,238)	(1,461)
Other (expense) income, net	863	871	1,127	3,340
Gain on sale of equity investment	9,210	—	9,210	—
Restructuring charges, integration costs and asset impairment charges	(4,847)	(1,994)	(17,001)	(14,159)
Purchased in-process research and development	—	—	—	(958)

Total	$(11,276)	$(10,586)	$(49,881)	$(47,317)

[1]	2007 quarter and year-to-date includes revenue of $4.8 million and a segment loss of $0.8 million from the November 2007 acquisition of Alliance Data Mail Services.

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
Reconciliation to Condensed Consolidated Statements of Operations
(unaudited)
Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges, gain on sale of equity investment, tax benefits associated with tax refunds, purchased in-process research and development and non-cash stock compensation LTEIP expense. The Company believes that the presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

	For the Periods Ended December 31,
	Quarter		Year-to-Date
(in thousands, except per share information)	2007	2006	2007	2006
Net income from continuing operations	$362	$175	$27,327	$12,236
Add back: (net of pro forma tax effect)
Restructuring, integration and asset impairment charges[1]	2,995	1,282	10,476	8,701
Gain on sale of equity investment[2]	(5,664)	—	(5,664)	—
Tax benefit associated with tax refunds received and related reduction of tax liability[3]	—	—	(6,328)	—
Purchased in-process research and development	—	—	—	611
Benefit plan curtailment gain[4]	(1,049)	—	(1,049)	—
Non-cash stock compensation-LTEIP expense[5]	5,467	419	6,911	899

Income from continuing operations, pro forma	$2,111	$1,876	$31,673	$22,447

Earnings per share from continuing operations:
Basic	$0.01	$0.01	$0.97	$0.39
Diluted	$0.01	$0.01	$0.90	$0.39
Earnings per share from continuing operations—pro forma:
Basic	$0.08	$0.06	$1.12	$0.72
Diluted	$0.08	$0.06	$1.03	$0.70
Weighted-average shares outstanding:
Basic	27,166	29,487	28,161	31,143
Diluted[6]	28,050	29,954	33,041	35,509

[1]	2007 includes charges of $4.8 million for the quarter and $17.0 million year-to-date, respectively. 2006 includes charges of $2.0 million for the quarter and $14.2 million year-to-date, respectively.

[2]	Reflects the $9.2 million gain from the sale of the Company’s share of an equity investment.

[3]	In 2007, the Company recorded a tax benefit of $6.3 million for the year-to-date period related to the settlements of audits in the first half of 2007 for our 2001-2004 federal income tax returns.

[4]	Reflects a $1.7 million gain in the 2007 fourth quarter related to the curtailment of a Canadian post retirement benefit plan.

[5]	In 2007, the Company achieved the maximum performance targets under the Long-term Equity Incentive Program (LTEIP) which resulted in additional non-cash stock compensation expense. LTEIP expenses for the 2007 fourth quarter and year-to-date were $8.9 and $11.2 million, respectively, compared to $0.7 and $1.5 million in the comparable 2006 periods.

[6]	The weighted-average diluted shares outstanding used to calculate the pro forma EPS for the years ended December 31, 2007 and 2006 include the potential dilution from the Convertible Subordinated Debt of 4,058,445 shares. Net income used in the calculation of diluted earnings per share has been adjusted to reflect the addition of interest expense, net of tax, related to the convertible debt. The diluted share count for the quarterly periods does not include the potential dilution from the Convertible Debt shares since the effect would be anti-dilutive.